EXHIBIT 10.15

CONSULTING AGREEMENT

Agreement made as of the 24th day of March, 2006, by and between Sparta Commercial Services, Inc. a Delaware corporation having an address at 462 Seventh Avenue, 20th floor, New York, NY 10018 (the “Company”) and Christopher Kennan, having an address at PO Box 945, Pine Plains, New York 12567 (“Consultant”).

RECITALS

A.
The Consultant has rendered valuable services to the Company and the Company desires to retain and utilize the services of the Consultant to enhance the growth and profitability of the Company, and the Consultant is willing to serve as a consultant to the Company; and

B.
The Consultant acknowledges that while in the service of the Company, and/or any affiliate thereof, the Company must take reasonable steps to protect its ideas, methods, developments, strategies, business plans and financial and other information of the Company which are confidential and/or proprietary in nature and which are of significant value to other persons or entities that operate in the Company’s industry.

NOW THEREFORE, in consideration of the mutual promises made acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1.
Consulting Services. The Company hereby engages Consultant as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and Consultant hereby accepts such engagement. Consultant shall not have any authority to bind or act on behalf of the Company. Consultant shall consult with the Company regarding (a) mergers and acquisitions, marketing strategies, structure of deals and strategic relationships and alliances; and (b) such other matters as the Consultant and the Company may periodically agree. Consultant shall be free to determine the time and location and the manner in which he shall render the consulting services described herein and he shall not be required to devote any minimum number of hours per year to rendering such services.

2.	Term. This Agreement shall be for one year commencing on the date above written and shall terminate on the first anniversary of the date of this Agreement.

3.	Company. For purposes of this Agreement, the term “Company” shall, unless the context dictates otherwise, also mean any of the Company’s subsidiaries or affiliates.

4.
Compensation. (a) In consideration of the services to be provided by the Consultant, the Company agrees to issue to Consultant and/or its designee(s) 70,000 restricted shares (“Shares”) of the Company’s common stock.

It is expressly understood and agreed that in connection with the Services to be performed by the Consultant, the Consultant shall be solely responsible for any and all taxes arising from the consulting fees paid to the Consultant hereinafter.

5.
Expenses. Subject to the Company’s prior written approval in each instance, the Company shall reimburse the Consultant for his normal and reasonable expenses incurred in the performance of the Consultant’s duties hereunder including for travel, entertainment and similar items. As a condition of reimbursement, the Consultant agrees to provide the Company with copies of all invoices and receipts, and otherwise account to the Company in sufficient detail to allow the Company to claim an income tax deduction for such paid item, if such item is deductible. Reimbursement for expenses shall be made monthly.

6.
Confidentiality and Competitive Activities. The Consultant agrees that during the Term of this Agreement he will be in a position of special trust and confidence and will have access to confidential and proprietary information about the Company’s business plans. The Consultant agrees that for the Term of this Agreement and for a period of five (5) years following the termination of this Agreement for any reason Consultant will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Company. Notwithstanding anything in the foregoing to the contrary, the Consultant shall be allowed to invest as a shareholder in publicly traded companies in the same business as the Company provided that such investment shall not cause Consultant to be deemed an affiliate thereof. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to it by Rule 144(a)(i) of the Securities Act of 1933, as amended.

7.	Trade Secrets.

a.
Special Techniques. It is hereby agreed that the Company has developed or acquired, certain technology, know-how, unique or special methods, processes and techniques, trade secrets, and special customer arrangements, supplier and customer lists and arrangements, and other proprietary rights and confidential information and shall during the Term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the “Company Property”). It is expected that the Consultant will gain knowledge of and utilize the Company Property in the course of performing his consulting services, and will be in a position of trust with respect to the Company Property.

b.
Company Property. It is hereby agreed that the Company Property shall remain the Company’s sole property. If the Consultant’s engagement is terminated for whatever reason, the Consultant agrees not to copy, make known, disclose or use, any of the Company Property without the Company’s prior written consent, which shall not be unreasonably withheld. In such event, the Consultant further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Company may have with any employee, customer, contractor, supplier, or representative, for five (5) years from the date of termination of this Agreement. The Consultant agrees upon termination of engagement to deliver to the Company. The Consultant recognizes that the violation of covenants and agreements contained in this Section 7 may result in irreparable injury to the Company, which would not be fully compensatable by way of money damages.

c.
Covenant Not to Compete. For a period of five (5) years from the date of any termination of the Consultant’s engagement with the Company, neither the Consultant nor any of his employees shall directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activities which are the same as, or competitive with, the activities in which the Company is engaged.

8.	Miscellaneous.

a.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matter.

b.
No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

c.
Personal Services. It is understood that the services to be performed by the Consultant hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by the Consultant. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Company.

d.
Severability. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

e.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada.

f.
Notices. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

g.
Merger, Transfer of Assets, or Dissolution of the Company. This Agreement shall not be terminated resulting from either merger or consolidation in which the Company is not the consolidated or surviving company or a transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting company or to the transferee of the assets.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Sparta Commercial Services, Inc.

By:  /s/ A.L. Havens

A.L. Havens, Chief Executive Officer

By:  /s/ Christopher Kennan

Christopher Kennan, Consultant